UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 21, 2025
Elicio Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39990	11-3430072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

451 D Street, 5th Floor
Boston, Massachusetts 02210
(Address of principal executive offices, including zip code)
(857) 209-0050
Registrant's telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.01 par value per share	ELTX	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2025, Elicio Therapeutics, Inc. (the “Company”) appointed Preetam Shah, Ph.D., M.B.A., as the Company’s Chief Strategy and Financial Officer effective as of March 24, 2025 (the “Effective Date”). Effective April 1, 2025, Dr. Shah will also serve as the Company’s Principal Financial Officer and Principal Accounting Officer.

Dr. Shah, age 53, previously served as Chief Financial Officer and Chief Business Officer of Cidara Therapeutics, Inc., a publicly traded biotechnology company, from September 2021 to August 2024 and Chief Financial Officer and Principal Accounting Officer from August 2024 to February 2025. Prior to that, Dr. Shah served as Executive Vice President, Chief Financial Officer and Treasurer at Brainstorm Cell Therapeutics, Inc. (“Brainstorm”), a publicly traded biotechnology company, from September 2019 to August 2021. Prior to Brainstorm, Dr. Shah spent over six years as an investment banker advising healthcare companies on equity, debt and M&A transactions; holding senior roles at banks, including Barclays Capital PLC., from June 2016 to September 2019, and Canaccord Genuity Inc., from July 2013 to May 2016. From 2010 to 2013, Dr. Shah founded Saisarva LLC, a healthcare consulting firm. During this period, he also acted as a consultant for healthcare-focused private equity firms and hedge funds. From 2006 to 2009, Dr. Shah served as Vice President, U.S. Operations and Investments at Reliance Capital USA Ventures LLC, an affiliate of Reliance ADA Group Companies, where he was responsible for making early-stage venture investments in healthcare companies. Dr. Shah completed his post-doctoral fellowship in Infectious Diseases from Stanford University School of Medicine. He holds a Ph.D. in Microbiology from the University of Mississippi Medical Center, an M.B.A. in Finance from the Wharton School, University of Pennsylvania, and a B.A. in Mathematics and in Biology from McDaniel College.

There are no arrangements or understandings between Dr. Shah and any other person pursuant to which he was appointed as an officer of the Company. Dr. Shah does not have any family relationship with any director or other executive officer of the Company and is not party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, the Company entered into an employment agreement with Dr. Shah, dated March 21, 2025 (the “Shah Employment Agreement”). Pursuant to the Shah Employment Agreement, Dr. Shah will receive an annual base salary of $480,000, which can be increased from time to time at the discretion of the Company’s board of directors or a committee thereof (the “Board”). Dr. Shah is also eligible for an annual performance bonus awarded at the discretion of the Board, with his target bonus equal to 40% of his base salary upon achievement of goals to be established by the Board. The Shah Employment Agreement also provides for an initial option grant to Dr. Shah in connection with the commencement of his employment (the “Initial Option Grant”). The Initial Option Grant will be for an amount of shares equal to 1.2% of the total shares of common stock of the Company outstanding as of April 15, 2025, the grant date of the option. Such Initial Option Grant shall vest over four years with 25% vesting on the first anniversary of his starting date of employment and the remainder vesting in 36 equal monthly installments thereafter, subject to Dr. Shah being employed or in continuous service to the Company as provided in the Company’s 2024 Inducement Incentive Award Plan through each such vesting date.

Dr. Shah will also participate in the Company’s Executive Severance Plan.

The foregoing description of the Shah Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, a copy of which is filed as exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

A copy of the press release announcing Dr. Shah’s appointment as Chief Strategy and Financial Officer issued on March 24, 2025 is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1+	Employment Agreement, dated March 21, 2025, by and between Elicio Therapeutics, Inc. and Preetam Shah.
99.1	Press Release, Dated March 24, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elicio Therapeutics, Inc.

	By:	/s/ ROBERT CONNELLY
Date: March 24, 2025		Robert Connelly President and Chief Executive Officer (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)